Exhibit 20.6
Page 1 of 3

Navistar Financial 1995-B Owner Trust
For the Month of October 1996
Distribution Date of November 15, 1996

Original Pool Amount                  $454,499,683.43
Subsequent Receivables                 $70,451,789.39

Beginning Pool Balance                $355,444,399.13
Beginning Pool Factor                       0.6770995

Principal and Interest Collections:
  Principal Collected
    (Including Servicer Advance Repay) $11,717,462.30
  Interest Collected                    $3,072,105.65

Additional Deposits:
  Repurchase Amounts                            $0.00
  Liquidation Proceeds/Recoveries       $1,554,542.19
Total Additional Deposits               $1,554,542.19
Repos/Chargeoffs                        $1,150,726.00
Aggregate Number of Notes Charged Off             110

Total Available Funds                  $16,010,280.58
Ending Pool Balance                   $342,910,040.39
Ending Pool Factor                          0.6532224

Servicing Fee                             $296,203.67

Repayment of Servicer Advances            $333,829.56

Reserve Account:
  Beginning Balance                    $19,635,180.32
  Target Percentage                              5.50%
  Target Balance                       $18,860,052.22
  Minimum Balance                      $11,023,980.93
  (Release)/Deposit                      $(775,128.10)
  Ending Balance                       $18,860,052.22

Current Weighted Average APR:                  10.102%
Current Weighted Average
  Remaining Term (months):                      38.70

                                           Dollars       Notes
Delinquencies:
Installments:
     1-30 days                           2,267,255.50    1,477
    31-60 days                             362,424.28      291
    60+ days                                78,915.11       60

    Total                                2,708,594.89    1,478

  Balances: 60+ days                     1,667,390.81       60

Memo Item - Reserve Account
  Prior Month                          $19,549,441.95
  + Invest. Income                          85,738.37
  - Transfer to Collections Account              0.00
    Beginning Balance                  $19,635,180.32

Exhibit 20.6
Page 2 of 3

Navistar Financial 1995-B Owner Trust
For the Month of October 1996

                                                                   NOTES

                                      TOTAL      CLASS A-1       CLASS A-2        CLASS A-3      CERTIFICATES
Original
 Pool Amount Dist.:            $525,000,000.00  $122,300,000.00  $100,000,000.00  $284,325,000.00  $18,375,000.00
 Distribution Percentages (1)                             0.00%           96.50%            0.00%           3.50%
 Coupon                                                  5.750%           5.940%           6.050%          6.220%

Beginning Pool Balance         $355,444,399.13
Ending Pool Balance            $342,910,040.39
Collected Principal             $11,383,632.74
Collected Interest               $3,072,105.65
Charge-Offs                      $1,150,726.00
Liquidation Proceeds/Recoveries  $1,554,542.19
Servicing                          $296,203.67
Cash Transfer from Reserve Acct          $0.00
  Total Collections Available
    for Debt Service            $15,714,076.91

Beginning Balance              $355,444,399.13            $0.00   $52,744,399.13  $284,325,000.00  $18,375,000.00

Interest Due                     $1,789,800.41            $0.00      $261,084.78    $1,433,471.88      $95,243.75
Interest Paid                    $1,789,800.41            $0.00      $261,084.78    $1,433,471.88      $95,243.75
Principal Due                   $12,534,358.74            $0.00   $12,095,656.18            $0.00     $438,702.56
Principal Paid                  $12,534,358.74            $0.00   $12,095,656.18            $0.00     $438,702.56

Ending Balance                 $342,910,040.39            $0.00   $40,648,742.95  $284,325,000.00  $17,936,297.44
Note/Certificate Pool Factor
 (Ending Balance/Original Pool Amount)                   0.0000           0.4065           1.0000          0.9761

Total Distributions             $14,324,159.15            $0.00   $12,356,740.96    $1,433,471.88     $533,946.31

Interest Shortfall                       $0.00            $0.00            $0.00            $0.00           $0.00
Principal Shortfall                      $0.00            $0.00            $0.00            $0.00           $0.00
 Total Shortfall (required from Reserve) $0.00            $0.00            $0.00            $0.00           $0.00

Excess Servicing                 $1,389,917.76

Beginning Reserve
  Account Balance               $19,635,180.32
(Release)/Draw                    ($775,128.10)
Ending Reserve Account Balance  $18,860,052.22


(1) The Noteholder's Percentage will be 100% for each Distribution Date occuring before the Distribution in November 1996, and generally 96.5% thereafter until all of the Notes have been paid in full. Principal distributions will be paid in the following priority: First to Class
     A-1 until paid in full, Second to Class A-2 until paid in full, Third to Class A-3 until paid in full.

Exhibit 20.6
Page 3 of 3

Navistar Financial 1995-B Owner Trust
For the Month of October 1996

Trigger Events:   A) Loss Trigger
                  B) Delinquency Trigger
                  C) Noteholders Percent Trigger

                                 5                4               3               2                1
                             June 1996        July 1996        Aug 1996        Sep 1996         Oct 1996

Beg. Pool Balance        $413,855,776.79  $399,032,989.92  $387,147,305.22  $367,916,186.36  $355,444,399.13

A) Loss Trigger:
Principal of Contracts
  Charged off                $623,419.70      $640,970.27    $1,159,529.59    $1,258,820.68    $1,150,726.00
Recoveries                   $631,845.68      $822,669.29      $420,683.88      $503,955.85    $1,554,542.19

Total Charged off
  (Months 5,4,3)           $2,423,919.56
Total Recoveries
  (Months 3,2,1)            2,479,181.92
Net Loss/(Recoveries)
  for 3 Mos.                 ($55,262.36)(a)

Total Balance
  (Months 5,4,3)       $1,200,036,071.93(b)

Loss Ratio [(a/b)(12)]          -0.0553%

Trigger: Is Ratio> 1.5%               No

B) Delinquency Trigger:
   Balance delinquency
     60+ days                                                $2,830,048.63    $2,668,559.50   $1,667,390.81
   As % of Beginning
     Pool Balance                                                 0.73100%         0.72532%        0.46910%
   Three Month Average                                            1.58802%         1.43441%        0.64181%

Trigger: Is Average> 2.0%            No

C) Noteholders Percent Trigger:      4.1496%
   Ending Reserve Account Balance
     not less than 1% of Initial
     Aggregate Receivables Balance

Trigger:  Is Minimum < 1.0%                          No

Navistar Financial Corporation


by: /s/ R. W. CAIN
        R. W. CAIN
        Vice President and Treasurer